Exhibit 10.1

THIS LEASE made September 1, 2017, by Mullins Properties, LLC (“Lessor”) and BioLargo Engineering, Science & Technologies, LLC (“Lessee”)

WITNESSETH:

Lessor and Lessee, in consideration, of the following mutual covenants, have agreed:

1.

DEMISE: Lessor does lease to Lessee, and Lessee does lease from Lessor, certain real property and improvements comprising approximately 13,000 square feet, more or less, located at 105 Fordham Road, Oak Ridge, Anderson County, Tennessee 37830 (the “Premises”).

The Premises shall be used and occupied by Lessee solely as business office and warehouse.

2.	TERM: The Term of this lease shall be for a period of three (3) years beginning on September 1, 2017 (Commencement Date) and ending three (3) years after the Commencement Date.

3.	BASE RENT: Lessee agrees to pay Lessor a total base rent of five thousand four hundred dollars ($5,400.00) per month.

Base rent, shall be payable in consecutive monthly installments, in advance, without demand, on the first day of each month during the term of this Lease. Lessee shall pay the base rent without deduction, diminution or set-off, except as specifically set forth therein.

Any installment of rent not received within ten (10) days of its due date shall be subject to a late charge of five percent (5%).

Lessor acknowledges that it has received from Lessee the sum of Five Thousand Four Hundred Dollars ($5,400.00) which shall be applied to the first month’s base rent, plus $5,400.00 which shall be applied to the last month’s rent.

4.

ADDITIONAL RENT. In addition to the base rent and other charges specified in this Lease, the Lessee agrees to pay water, sewer, common area exterior electric, gas, parking area maintenance, lawn maintenance, assessments, and any other reasonable expense item associated with the ongoing minor maintenance, repair and operation of the Premises, but excluding those items with are the Lessor’s obligation, as specified in Paragraph 8 below.

5.	SECURITY DEPOSIT. No security deposit will be required under this Lease

6.

UTILITIES. Lessee shall pay for all utilities delivered to the Premises, including cooling, telephone and all other utilities and all taxes or charges on such utility services. Lessor shall not be liable for any interruption or failure in the supply of any utilities to the Premises nor shall rent be abated during such failure or interruption, unless such failure is caused by Lessor’s negligence or willful misconduct.

7.

LESSEE COVENANTS. Lessee agrees that: (a) Lessee will pay the rent and other charges herein reserved at the times and in the manner aforesaid; (b) it will not use or permit the Premises to be used for any illegal or improper purposes, nor permit any disturbance, noise or annoyance detrimental to the Premises or its neighbor; (c) it will not make any alterations or improvements upon the Premises without the written consent of Lessor which consent shall not be unreasonably withheld; (d) upon reasonable advance notice, it will permit Lessor, its agents or employees at all reasonable times, to enter into the Premises and the view the condition thereof; (e) it will, at its own expense, keep and maintain the interior of the premises, including HVAC in good condition and repair, so as to tender it to Lessor at lease termination, broom clean, and in the same condition as received; ordinary wear and tear, damage by fire or other casualty or acts of God expected; provided Lessee shall not be required to remove any approved alterations at the end of the Lease term; (f) it shall at its own cost and expense, replace any plate glass which may be broken during the term of this lease; and (g) it will fully and completely comply with any and all covenants and restrictions applicable to the Premises.

8.

LESSOR COVENANT. Lessor agrees that it will maintain, repair and replace items in excess of One Thousand Dollars ($1,000.00), as necessary (a) the structural portions of the Premises, including roofs, foundations, slabs and walls, and (b) all building systems and utility lines serving the Premises.

9.

LIABILITY FOR DAMAGES. Lessor shall not be liable for any damage done or occasioned by or from plumbing, gas, water, steam or other pipes or sewage or the bursting, leaking or running of any cistern, tank, washstand, water closet, or waste pipe above, upon or about the Premises, nor for damages occasioned by water, coming through the roof, sunlight, trap door or otherwise, nor for any damage arising from acts of negligence of any other tenants of the building of which the Premises is a part.

10.	FIRE INSURANCE. Lessor shall keep the building of which the Premises are a part insured against loss or damage by fire or other casualty to the extent required by the permanent lender.

11.	INSURANCE AND INDEMNITY. Lessee shall carry and maintain, at sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

Public Liability and Property Damage. Lessee shall, during the Term, maintain Insurance against public liability, including that from personal injury or property damage in or about the Premises, insuring both Lessor, Lessor’s managing agent and naming the Lessor and Lessor’s managing agent as an additional insured therein, in amounts of not less than $500,000.00 general liability per occurrence limit; $1,000,000.00 general aggregate; $100,000.00 products and complete operation aggregate; $500,000.00 personal injury and advertising limit with a minimum $50,000.00 of fire and legal liability limit, and $5,000.00 medical limit.

Workman’s compensation insurance for the benefit of all employees entering upon the Premises as a result of or in connection with their employment by Lessee;

All other insurance required of Lessee, as an employer, pursuant to any law, rule, or ordinance of any governmental authority having jurisdiction.

Fire, casualty, and extended coverage insurance in Lessee’s fixtures, improvements and furnishings, which policies of insurance shall be in amounts typically required by landlords of similar properties; and

Certificates of insurance issued by the insurance or insuring organization shall be delivered to Lessor on or before the Commencement Date and proof of renewal shall be provided to Lessor not less than thirty (30) calendar days prior to the expiration of any policy. In addition to Lessee’s pro rata share of operating costs, Lessee shall pay to Lessor within ten (10) calendar days of its receipt of Lessor’s written required, the entire amount of any extraordinary or additional premium for insurance upon or for the Premises and/or Center occasioned by or resulting from Lessee’s use of the Premises.

The aforementioned insurance shall be in companies authorized to engage in the business of insurance in the State of Tennessee with a minimum rating of “A” by A.M. Best and shall be in form, substance, and amount (where not stated above) reasonably satisfactory to Lessor. The insurance shall not be subject to cancellation except after at least thirty (30) calendar day’s prior written notice to Lessor. If any of the aforementioned insurance shall not be procured or maintained by Lessee, Lessor may, at its option, procure such insurance thereof, and Lessee shall pay to Lessor any sums expended by Lessor therefore upon demand; or, Lessor may, at its option, terminate this Lease.

Increase in Fire Insurance Premium. Lessee agrees that it will not keep, use, sell or offer for sale in or upon the Leased Premises any article which may be prohibited by the standards form of fire and extended risk insurance policy.

Lessee shall indemnify Lessor and save it harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and or damaged property (a) per arising from or out of any occurrence in, upon or at the Premises (b) arising from or out of the occupancy or use by Lessee or concessionaires of the Premises.

12.

WAIVER OF RIGHTS. Lessor and Lessee shall each have included in all policies of commercial property insurance, commercial general liability insurance, and business interruption and other insurance respectively obtained by them pursuant to this Lease, a waiver by the insurer of all right subrogation against the other in connection with any loss or damage thereby insured against. Any additional premium for such waiver shall be paid by the primary insured. To the full extent permitted by law, Lessor and Lessee each waive all right of recovery against the other for, and release the other from liability for, loss or damage to the extent such loss or damage is covered by valid and collectable insurance in effect at the time of such loss or damage or, in the event of a failure to insure or self-insurance, would be covered by the insurance required to be maintained under this Lease by the party seeking recovery.

13.

FIRE OR OTHER CASUALTY. If the Premises are damaged by fire or otherwise to such extent so as to interfere with their use by Lessee, the rent payable for the period commencing on the date of such damage ending on the date on which restoration of the Premises is completed, shall be abated in the proportion which the floor space made unusable bears to the floor space leased to Lessee prior to such damage. If the Premises are totally destroyed or rendered untenantable, Lessor shall have the right, but no obligation to render the Premises tenantable by repairs within ninety (90) days from the date of such casualty and Lessor shall be free of all restrictions as to proceeding with the work of repair or rebuilding. If the Premises are not rendered tenantable within said period, either party may elect to cancel this Lease, and in the event of such cancellation, rent shall be paid only to the day of the fire or casualty.

14.

SIGNS. Lessee may place on the Premises, a sign of standard size displaying Lessee’s name and business, subject to Lessor’s and City of Oak Ridge’s reasonable approval. The cost of such signage, including identification signs, and its installation and removal at Lessor’s discretion shall be borne by Lessee.

15.

SUBORDINATION. This Lease is subject and subordinate to the lien of any and all mortgages, which may now or hereafter encumber or otherwise affect the Premises. Lessee shall, at Lessor’s request, promptly execute a certificate or other document confirming such subordination. Lessee shall attorn to the successor to Lessor’s interest herein, if requested to do so by such successor, and to recognize such successor as the Lessor under this Lease. Lessee agrees to execute and delivery upon the request of Lessor any instrument evidencing such attornment.

Lessor shall cause any mortgage or holder of the reversionary interest under any Prime Lease to delivery to Lessee a non-disturbance agreement providing that the holders of such mortgage or reversionary interest agree that so long as Lessee is not in default, Lessee’s leasehold estate shall remain undisturbed and shall survive any and all actions and proceedings which may be taken pursuant to the instrument to which this Lease is subordinated.

16.

ESTOPPEL CERTIFICATE. Lessee agrees, at any time, upon not less than fifteen (15) days prior written notice by Lessor, to execute a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications stating such modification), (ii) stating the dates to which the rent and any other charges hereunder have been paid by Lessee, (iii) stating whether or not, to the best knowledge of the Lessee, Lessor is in default in the performance of this Lease, and if so, specifying each such default of which Lessee may have knowledge, and (iv) stating the address to which notices to Lessee should be sent.

17.

CONDEMNATION. If the entire Premises are taken by eminent domain, or so much thereof as to render the balance inadequate for the operation of Lessee’s business, then in such event, this Lease shall terminate.

In the event of any taking under the powers of eminent domain which does not terminate this Lease but which interferes with the use of the balance of the Premises by Lessee, the rent payable by Lessee shall be abated, commencing on the date on which possession is taken by the condemning authority, in the proportion which the floor space so taken or made unusable bears to the floor space leased to Lessee prior to the taking.

If the taking is of land only and does not interfere substantially with the use of the balance of the Premises by Lessee, there shall be no abatement of rent.

If the taking does not terminate this Lease, Lessor shall promptly, at its own cost and expense, restore the balance of the Premises to as near their former condition as circumstances will reasonably permit.

All damages awarded for any taking or all or any part of the improvements owned by Lessor under the power of eminent domain shall belong to Lessor. This provision shall not prevent Lessee from claiming and recovering from the condemning authority compensation for taking of Lessee’s tangible property or for Lessee’s loss of business, business interruption or business removal and relocation.

18.

COMPLIANCE WITH THE LAW. Lessee shall not use the Premises or permit anything to be done in or about the Premises, which will in any way conflict with any law, statute, ordinance or governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. Lessee shall at its sole cost and expense promptly comply with all laws, statutes, ordinances and government rules, regulations or requirements now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises, excluding structural changes not related to or affected by Lessee.

19.	ABANDONMENT. (INTENTIONALLY DELETED).

20.

LIENS. Lessee shall keep the Premises and the property in which the Premises are situated, free from any liens arising out of any work performed, materials furnished or obligations incurred by Lessee. Failure to do so shall constitute a default hereunder. The interest of Lessor shall not be subject to liens for improvements made by Lessee. Lessee shall notify every contractor making improvements of this provision. The parties agree to execute, acknowledge and delivery without charge a Memorandum of Lease, in recordable form, containing a confirmation that the interest of the Lessor shall not be subject to liens for improvements made by Lessee to the Premises

21.

ASSIGNMENT AND SUBLETTING. Lessee shall not assign, transfer, mortgage, pledge, hypothecate or encumber this Lease, or any interest therein, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person (the agents and servants of Lessee excepted) to occupy to use the Premises, or any portion thereof, without the written consent of Lessor, which consent shall not be unreasonably withheld. A consent to one assignment, subletting, occupation or use by any other person, shall not be deemed to be a consent to any subsequent assignment, subletting, occupation or use by another person. Any assignment or subletting without consent shall be void, and shall, at the option of Lessor, terminate this Lease. This Lease shall not, not shall any interest within, be assignable as to the interest of Lessee by operation of law without the written consent of Lessor.

Notwithstanding the foregoing, provided Lessee is not in default hereunder beyond any applicable notice or cure period, Lessee shall have the right, upon at least ten (10) days’ prior written notice to Lessor, to assign this Lease or to sublet all or any portion of the Premises to an Affiliate (as hereafter defined); provided, however, no such assignment or subletting shall relieve Lessee of its obligation to Lessor hereunder. The term “Affiliate” shall mean any parent company or and subsidiary which controls or is controlled by Lessee or is under common control with Lessee, or any company in which or with which Lessee is merged or consolidated provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation the liabilities of the companies participating in such merger or consolidation are assumed by the company surviving such merger or created by such consolidation or any entity acquiring all or substantially all of the stock or assets of Lessee. The tern “control” shall mean ownership of not less than fifty-one percent of the voting rights attributable to the shares of the controlled company.

Notwithstanding the foregoing, no voluntary assignment of this Lease shall be deemed to occur and no consent of Lessor shall be required in connection with any transfer of Lessee’s capital stock in connection with an initial public offering of Lessee’s capital stock, private offering of Lessee’s capital stock, or any transfers of Lessee’s capital stock affected through any recognized stock exchange or the over the counter market.

22.

HOLDING OVER. Lessee shall pay Lessor one hundred fifty percent (150%) of the amount of the daily base rent in effect immediately prior to termination for each day Lessee retains possession of the Premises after termination. Acceptance by Lessor of rent after termination shall not constitute a renewal, but rather a tenancy from month to month. This provision shall not be deemed to waive Lessor’s right of reentry or any other right.

23.

BANKRUPTCY OR INSOLVENCY. Either (a) the appointment of a receiver to take possession of all or substantially all of the assets of Lessee or (b) an assignment by Lessee for the benefit of creditors or (c) any action taken or suffered by Lessee under any insolvency, bankruptcy or reorganization act, shall constitute a breach of this Lease by Lessee. In no event shall this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise and in no event shall this Lease or any rights or privileges hereunder be an asset of Lessee under any bankruptcy, insolvency or reorganization proceedings.

24.	DEFAULT. Each of the following shall be deemed to be a default by Lessee and a breach of this Lease:

(a)	Default in the payment of rent or any other sums due hereunder, or any part-thereof, for a period of thirty-one (31) days after Lessor gives Lessee written notice of such default.
(b)

Default in the performance of any other covenant or condition of this Lease or of the rules and regulations for the building in which the Premises are located for a period greater than that reasonably required to cure such default by diligent action after written notice by Lessor to Lessee.

(c)	Default in payment of any sums due or in the performance of any other covenant or condition of any other lease between Lessor and Lessee.

25.	REMEDIES ON DEFAULT. In addition to the remedies provided by Tennessee Statutes, Lessor shall have the following remedies:

(a)

Lessor may reenter the Premises immediately and terminate the Lease. Lessor may remove all persons and property from the Premises. Such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Lessee.

(b)

Lessor may re-let the Premises or any part of the Premises for any term without terminating the Lease, at such rent and on such terms as he may choose, for the Lessee’s account. Lessor may make such alterations or repairs of the Premises as may be necessary or required. The duties and liabilities of the parties upon such reletting are as follows:

(i)

In addition to Lessee’s liability to Lessor for breach of the Lease, Lessee shall be liable for all expenses of the reletting, including, without limitations broker’s commissions, expenses of alterations and repairs and al other expenses of the Lessor. Lessee shall pay to Lessor such expenses on the dates the rent is due provided herein, minus the rent received by Lessor from reletting.

(ii)	Lessor, at his option, shall have the right to apply the rent received from reletting the Premises as follows:

First, to reduce Lessee’s indebtedness to Lessor under the Lease, not including indebtedness for rent;

Second, to recover expenses of reletting and alterations and repairs made;

Third, to recover the rent due under the Lease; and

Fourth, to payment of future rent under the Lease as it becomes due.

(iii)	Notwithstanding any such reletting without termination, Lessor may at any time hereafter elect to terminate this Lease for such previous breach.

(c)

Lessor may terminate the Lease. Upon termination of the Lease, Lessor may recover from Lessee all damages approximately resulting from the breach, including the cost of recovering the Premises and the unpaid rent that had been earned at time of termination of Lease. All such amounts shall be immediately due and payable from Lessee.

(d)

Notwithstanding the foregoing, in the event of the termination of the Lease term, vacation of the Premises by Lessee, or termination of Lessee’s right to possession, Lessor shall use commercially reasonable efforts to re-let the Premises, by actively offering the same for rent in order to mitigate Lessee’s liability hereunder at such rental and on such terms as shall be approximately comparable to the rental and on the terms on which comparable space in the area shall then be offered. Further, Lessor agrees that it will only repossess or regain possession of the Premises through applicable dispossessory or similar statutory proceedings.

26.	PURCHASE OPTION. NOT APPLICABLE.

27.

SALE BY LESSOR. If Lessor sells or conveys the Premises, Lessor shall be released from any future liability upon any of the covenants or conditions, expressed or implied, herein contained in favor of Lessee, and Lessee agrees to look solely to the successor in interest of Lessor. This Lease shall not be affected by any such sale, and Lessee agrees to attorn to the purchaser or assignee.

28.

RIGHT OF LESSOR TO PERFORM. All covenants and agreements to be performed by the Lessee under any of the terms of this Lease shall be performed by the Lessee at Lessee’s sole cost and expense and without any abatement of rent. If the Lessee fails to pay any sum of money, other than rent, required to be paid by it or fails to perform any other act on its part to the performed hereunder, and such failure continues for thirty-one (31) days after notice by the Lessor, the Lessor may, but shall not be obligated, make any such payments or perform any such other act on the Lessee’s part to be made or performed as in this Lease provided. Lessee’s obligations shall not be waived by Lessor’s exercise of this option.

All sums paid by the Lessor and all necessary incidental costs together with interest thereon at the rate of one and one-half percent (1 ½ %) per month from the date of payment by the Lessor shall be payable to the Lessor on demand the Lessee covenants to pay any such sums, and the Lessor shall have (in addition to any other right or remedy of the Lessor) the same rights and remedies in the event of nonpayment thereof by the Lessee as in the case of default by the Lessee in the payment of the rent.

29.	ATTORNEY FEES. In case suit shall be brought to enforce the provisions of this Lease, attorney’s fees shall be awarded to the prevailing party.

30.

SURRENDER OF PREMISES. The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Lessor, terminate all or any existing subleases or sub-tenancies, or may, at the option of Lessor, operate as an assignment to it of any or all such subleases or sub-tenancies.

31.

WAIVERS. The waiver by Lessor of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition as any subsequent breach of the same or any other term, covenant or condition.

The subsequent acceptance of rent by Lessor shall not be deemed to be a waiver of any preceding breach by Lessee of any term, covenant or condition of this Lease, other than the failure of Lessee to pay the particular rental so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of rent.

32.

NOTICES. All notices and demands, which may or are required to be given by either party to the other, shall be in writing. All notices and demands shall be sent to United States certified or registered mail, postage paid, or by reputable overnight courier to the addressed as follows:

TO LESSOR:	Mullins Properties, LLC
c/o Terry Mullins, Managing Member
104 Artesia Drive
Oak Ridge, TN 37830
(865) 482-1061 (Office)
(865) 567-4832 (Cell)

TO LESSEE:	BioLargo Engineering, Science & Technologies, LLC
105 Fordham Rd.
Oak Ridge, TN 37830
Attn: Randall Moore, President

WITH A COPY TO:
BioLargo, Inc.
14921 Chestnut St.
Westminster, CA 92683
Attn: Dennis P. Calvert, President

Notices shall be deemed to have been served upon the part to whom addressed upon receipt (or refusal of acceptance) by registered mail or reputable overnight courier. Either party may change its address by giving written notice of such change to the other party.

33.

COVENANT OF QUIET ENJOYMENT. Lessor agrees that is the Lessee shall perform all the covenants and conditions of this Lease, Lessee shall, at all times during such term, have the peaceful and quiet enjoyment and possession of the Premises.

34.	SUCCESSORS AND ASSIGNS. The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and find the heirs, successors, executors and assigns of the parties.

35.

HAZARDOUS MATERIALS. Subject to the remaining provisions of this paragraph, Lessee shall be entitled to use and store only these Hazardous Materials (defined below), that are necessary for Lessee’s business, provided that such usage and storage is in full compliance with all applicable local, state and federal statutes, orders, ordinances, rules and regulations (as interpreted by judicial and administrative decisions). Lessor shall have the right at all times during the term of this Lease to (i) inspect the Premises, (ii) conduct tests and investigations to determine whether Lessee is in compliance with the provisions of this Paragraph, and (iii) request lists of all Hazardous Materials used and stored or located on the Premises; the cost of all such inspections, tests and investigations to be borne by Lessee, if Lessor reasonably believes they are necessary. Lessee shall give to Lessor immediate verbal and follow-up written notice of any spills, releases or discharges of Hazardous Materials on the Premises, or in any common areas or parking lots (if not considered part of the Premises), caused by the acts of or omissions of Lessee, or its agents, employees, representatives, invitees, licensees, subtenants, customers or contractors. Lessee covenants to investigate, clean up and otherwise remedy any spill, release or discharge of Hazardous Materials caused by the acts or omissions of Lessee, or its agents, employees, representatives, invitees, licensees, subtenants, customers or contractors at Lessee’s cost and expense; such investigations, clean up and remediation to be performed after Lessee has obtained Lessor’s written consent, which shall not be unreasonably withheld; provided, however, that Lessee shall be entitled to respond immediately to any emergency without first obtaining Lessor’s written consent. Lessee shall indemnify, defend and hold Lessor harmless from the against any and all claims, judgements, damages, penalties, fines, liabilities, losses, suits, administrative proceedings and costs (including, but not limited to, attorney’s and consultants fees) arising from or related to the use, presence, transportation, storage, disposal, spill, release or discharge of Hazardous Materials on or about the Premises caused be the act or omission of Lessee, its agents, employees, representatives, invitees, licensees, subtenants, customers or contractors. Lessee shall not be entitled to install any tanks under, on or about the Premises for the storage of Hazardous Materials with the express written consent of Lessor, which may be given or withheld in Lessor’s sole express written discretion. As used herein, the term “Hazardous Materials” shall mean any hazardous or toxic wastes, materials or substances, and other pollutants or contaminates, which are or become regulated by all applicable local, state and federal laws, any Rule or Regulation of the Tennessee Department of Environmental Regulation concerning the following elements: (ii) petroleum, (iii) asbestos, (iv) polychlorinated biphenylis; and (v) radioactive materials. The provisions of this Paragraph shall survive the termination of this Lease.

36.

RADON GAS. Radon is naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in Tennessee. Additional information regarding radon and radon testing may be obtained from your county public health unit.

37.	GOVERNING LAW. This lease shall be governed, construed and enforced in accordance with the laws of the State of Tennessee.

38.

COMPLETE AGREEMENT AMENDMENTS. This Lease, including all Exhibits, constitutes the entire agreement between the parties; it supersedes all previous understandings and agreements between the parties, if any; and no oral or implied representation or understandings shall vary its terms, and it may not be amended except by a written instrument executed by both parties.

END OF LEASE – SIGNATURE PAGE FOLLOWS

[signature page to Lease Agreement for 105 Fordham Road, Oak Ridge]

In Witness Whereof, Lessor and Lessee have executed this Lease on the day and year set forth above.

WITNESS AS TO LESSOR	Mullins Properties, LLC

By:

Date:

WITNESS AS TO LESSEE	BioLargo Engineering, Science & Techologies, LLC

By:

Date: